TICC Announces Results of Operations for the Quarter Ended March 31, 2016 and

Announces Quarterly Distribution of $0.29 per Share

GREENWICH, CT – 05/03/2016 – TICC Capital Corp. (NasdaqGS: TICC) (“TICC,” the “Company,” “we,” “us” or “our”) announced today its financial results for the quarter ended March 31, 2016, and announced a distribution of $0.29 per share for the second quarter of 2016.

HIGHLIGHTS

•	For the quarter ended March 31, 2016, we recorded net investment income of approximately $4.0 million, or approximately $0.08 per share. In the first quarter, we also recorded net realized capital losses of $0.6 million, and net unrealized depreciation of $20.6 million. Our CLO positions experienced significant price declines in the quarter, with $9.5 million of that net unrealized depreciation associated with our CLO investments. In total we had a net decrease in net assets from operations of approximately $17.1 million, or $0.32 per share.

•	Our core net investment income (“Core NII”) for the quarter ended March 31, 2016 was approximately $0.29 per share.

o	Core NII represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments and also excludes any capital gains incentive fees we recognize but have no obligation to pay in any period. (See additional information under “Supplemental Information Regarding Core Net Investment Income” below).

•	Total investment income for the first quarter of 2016 amounted to approximately $15.3 million, which represents a decrease of approximately $3.5 million from the fourth quarter of 2015.

o	For the quarter ended March 31, 2016, we recorded investment income from our portfolio as follows:

•	approximately $8.9 million from our debt investments,

•	approximately $5.9 million from our collateralized loan obligation (“CLO”) equity investments, and

•	approximately $0.5 million from all other sources.

o	While reportable GAAP earnings from our CLO equity class investments for the three months ended March 31, 2016 was approximately $5.9 million, we received or were entitled to receive approximately $17.4 million in distributions from these investments. While our experience has been that cash flows have historically represented our view of a reasonable estimate of CLO equity investment taxable earnings, we believe there to be significantly less certainty as to the final determination of taxable income with respect to our CLO equity investments in light of recent volatility in the corporate loan market. In general, we currently expect our annual taxable income to be higher than our GAAP earnings on the basis of the difference between cash distributions actually received (and record date distributions to be received) and the effective yield income.

•	Our weighted average credit rating on a fair value basis was 2.2 at the end of the first quarter of 2016 (compared to 2.2 at the end of the fourth quarter of 2015).

•	Our total expenses for the quarter ended March 31, 2016 were approximately $11.2 million, down from the fourth quarter of 2015 total expenses by approximately $3.1 million. The decrease is primarily the result of a $1.6 million reduction in interest expense, a $1.3 million reduction in professional fees and a $0.5 million reduction in investment advisory fees. For the quarter ended March 31, 2016, we recognized approximately $1.6 million of expenses related to the engagement of legal and financial advisors to the Company’s Special Committee.

•	Our Board of Directors has declared a distribution of $0.29 per share for the second quarter of 2016.

o	Payable Date: June 30, 2016

o	Record Date: June 16, 2016

•	During the first quarter of 2016:

o	We invested approximately $12.8 million, consisting of $9.7 million in corporate securities, $2.7 million in CLO debt and $0.4 million in CLO equity.

o	We received proceeds of approximately $17.2 million from repayments, sales and amortization payments on our debt investments.

•	As of March 31, 2016, the weighted average yield of our debt investments at current cost was approximately 7.1%, compared with 7.1% as of December 31, 2015.

•	As of March 31, 2016, the weighted average effective yield (GAAP) of CLO equity investments at current cost was approximately 8.5%, compared with 11.3% as of December 31, 2015.

•	As of March 31, 2016, the weighted average cash yield of our CLO equity investments was approximately 24.7%, compared with 27.4% as of December 31, 2015.

•	As of March 31, 2016, net asset value per share was $5.89 compared with the net asset value per share as of December 31, 2015 of $6.40.

•	At March 31, 2016, we had one investment on non-accrual status with a cost basis of approximately $15.5 million and a fair value of approximately $10.4 million. This investment was purchased for a total of approximately $10.7 million in separate purchases in 2011 and 2013. This is the same investment that was on non-accrual status in the prior quarter ended December 31, 2015.

•	During the first quarter of 2016, we repurchased approximately 4.9 million shares of our common stock at a weighted average price of approximately $5.20 per share for a total of approximately $25.6 million

Supplemental Information Regarding Core Net Investment Income

On a supplemental basis, we provide information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Our non-GAAP measure may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted for additional cash distributions received, or entitled to be received (if any, in either case), on our CLO equity investments.

Income from investments in the “equity” class securities of CLO equity vehicles, for GAAP purposes, is recorded using the effective interest method based upon an effective yield to the expected redemption utilizing estimated cash flows, compared to the cost resulting in an effective yield for the investment; the difference between the actual cash received or distributions entitled to be received and the effective yield calculation is an adjustment to cost. Accordingly, investment income recognized on CLO equity securities in the GAAP statement of operations differs from the cash distributions actually received by us during the period, (referred to below as “CLO equity additional distributions”).

Further, as the RIC requirements are to distribute taxable earnings, core net investment income may provide a better indication of estimated taxable income for a reporting period than does GAAP net investment income, although we can offer no assurance that will be the case as the ultimate tax character of our earnings cannot be determined until tax returns are prepared after the end of a fiscal year. We note that these non-GAAP measures may not be useful indicators of taxable earnings, particularly during periods of market disruption and volatility.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended March 31, 2016:

	Three Months Ended
	March 31, 2016
		Per Share	Per Share
	Amount	Amounts	Amounts
		(basic)	(diluted)
Net investment income	$4,044,516	$0.08	$0.08
CLO equity additional
distributions	11,434,828	0.21	0.21
Core net investment income	$15,479,344	$0.29	$0.29

We will host a conference call to discuss our first quarter results today, Tuesday, May 3, 2016 at 10:00 AM ET. Please call 1-888-339-0740 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 1-877-344-7529, and the replay passcode is 10085617.

A presentation containing further detail regarding our quarterly results of operations has been posted under the Investor Relations section of our website at www.ticc.com.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-Q for the period ended March 31, 2016, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(unaudited)

	March 31, 2016	December 31, 2015

ASSETS

Non-affiliated/non-control investments (cost: $751,235,220 @ 3/31/16; $767,295,604 @12/31/15)	$599,935,755	$638,890,282
Affiliated investments (cost: $7,417,094 @ 3/31/16; $7,392,352 @ 12/31/15)	7,785,748	6,825,269
Control investments (cost: $16,750,000 @ 3/31/16; $16,750,000 @ 12/31/15)	12,350,000	11,000,000
Total investments at fair value (cost: $775,402,314 @ 3/31/16;
$791,437,956 @ 12/31/15)	620,071,503	656,715,551
Cash and cash equivalents	23,972,242	23,181,677
Restricted cash	11,701,674	17,965,232
Interest and distributions receivable	10,682,453	12,268,997
Securities sold not settled	-	7,845,706
Other assets	215,279	321,044
Total assets	$666,643,151	$718,298,207

LIABILITIES

Accrued interest payable	$4,352,731	$2,139,866
Investment advisory fee payable to affiliate	3,275,450	4,195,901
Securities purchased not settled	5,189,500	-
Accrued expenses	2,421,437	3,278,587
Notes payable - TICC CLO 2012-1 LLC, net of discount and deferred issuance costs	234,083,764	233,887,130
Convertible senior notes payable, net of deferred issuance costs	114,016,344	113,862,012
Total liabilities	363,339,226	357,363,496

NET ASSETS
Common stock, $0.01 par value, 100,000,000 share authorized; 51,479,409 and 56,396,435 shares
issued and outstanding, respectively	514,794	563,965
Capital in excess of par value	568,508,328	594,047,019
Net unrealized depreciation on investments	(155,330,811)	(134,722,405)
Accumulated net realized losses on investments	(69,322,894)	(68,772,889)
Distributions in excess of net investment income	(41,065,492)	(30,180,979)
Total net assets	303,303,925	360,934,711
Total liabilities and net assets	$666,643,151	$718,298,207
Net asset value per common share	$5.89	$6.40

TICC CAPITAL CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015

INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$8,465,811	$12,820,897
Income from securitization vehicles and investments	5,921,551	8,163,181
Commitment, amendment fee income and other income	459,861	372,617
Total investment income from non-affiliated/non-control investments	14,847,223	21,356,695
From affiliated investments:
Interest income - debt investments	79,425	47,449
Total investment income from affiliated investments	79,425	47,449
From control investments:
Interest income - debt investments	341,834	338,857
Total investment income from control investments	341,834	338,857
Total investment income	15,268,482	21,743,001
EXPENSES
Compensation expense	241,185	479,653
Investment advisory fees	3,705,723	5,010,243
Professional fees	2,025,385	605,852
Interest expense	4,358,770	4,942,358
General and administrative	892,903	455,333
Total expenses before incentive fees	11,223,966	11,493,439
Net investment income incentive fees	-	(2,054,355)
Total expenses	11,223,966	9,439,084
Net investment income	4,044,516	12,303,917

Net change in unrealized depreciation/appreciation on investments
Non-Affiliate/non-control investments	(22,894,143)	7,564,250
Affiliated investments	935,737	7,624,875
Control investments	1,350,000	-
Total net change in unrealized depreciation/appreciation on investments	(20,608,406)	15,189,125

Net realized (losses) gains on investments
Non-Affiliated/non-control investments	(550,005)	89,686
Affiliated investments	-	(6,762,328)
Total net realized losses on investments	(550,005)	(6,672,642)

Net (decrease) increase in net assets resulting from operations	$(17,113,895)	$20,820,400

Net increase in net assets resulting from net investment income per common share:
Basic	$0.08	$0.21
Diluted	$0.08	$0.20
Net (decrease) increase in net assets resulting from operations per common share:
Basic	$(0.32)	$0.35
Diluted	$(0.32)	$0.32
Weighted average shares of common stock outstanding:
Basic	53,003,354	60,017,042
Diluted	63,036,506	70,050,194
Distributions per share	$0.29	$0.27

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS - UNAUDITED

	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2016
Per Share Data
Net asset value at beginning of period	$6.40	$8.64
Net investment income(1)	0.08	0.21
Net realized and unrealized capital (losses) gains(2)	(0.42)	0.13
Net change in net asset value from operations	(0.34)	0.34
Distributions per share from net investment income	(0.29)	(0.27)
Distributions based on weighted average share impact	0.01	-
Total distributions(3)	(0.28)	(0.27)
Effect of shares repurchased, gross	0.11	0.01
Net asset value at end of period	$5.89	$8.72
Per share market value at beginning of period	$6.08	$7.53
Per share market value at end of period	$4.80	$6.92

Total return(4)	(16.28)%	(4.52)%
Shares outstanding at end of period	51,479,409	59,987,986
Ratios/Supplemental Data
Net assets at end of period (000’s)	303,304	523,050
Average net assets (000’s)	326,972	520,959

Ratio of expenses to average net assets(5)	13.73%	7.25%

Ratio of net investment income to average net assets(5)	4.95%	9.45%

Portfolio turnover rate	1.98%	5.25%

_____________

(1)	Represents per share net investment income for the period, based upon average shares outstanding.

(2)	Net realized and unrealized capital gains include rounding adjustments to reconcile change in net asset value per share.

(3)	Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for that fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. The ultimate tax character of our earnings cannot be determined until tax returns are prepared after the end of a fiscal year.

(4)	Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming distribution reinvestment prices obtained under the Company’s distribution reinvestment plan, excluding any discounts. Total return is not annualized.

(5)	Annualized.

(6)	The following table provides supplemental performance ratios (annualized) measured for the three months ended March 31, 2016 and 2015:

	Three Months Ended	Three Months Ended
Ratio of expenses to average net assets:	March 31, 2016	March 31, 2015
Expenses before incentive fees	13.73%	8.83%
Net investment income incentive fees	—%	(1.58)%
Ratio of expenses, excluding interest expense,	8.40%	3.45%
to average net assets

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.